Exhibit 99

CACI Reports Fourth Quarter and Annual Results

Revenue increased eight percent for the year to $1.76 billion

Net income increased six percent for the year to $84.8 million

Contract awards total $2 billion for the year, up 63 percent for the year

Backlog increased 35 percent to $4.6 billion at year-end

Funded backlog increased 11 percent to $983 million at year-end

          ARLINGTON, Va., Aug. 16 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its fourth fiscal quarter and twelve months ending June 30, 2006. CACI is a leading strategic consolidator in its market space and provides innovative solutions to meet America’s national needs in defense, intelligence, homeland security, and the transformation of government.

          Fourth Quarter Results

          The results described in this release include the adoption of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (FAS 123R) and the resulting non-cash charges.  The fourth quarter and all of Fiscal Year 2005 (FY05) have been restated as if FAS 123R was in effect as of July 1, 2004, the beginning of FY05.

          For the fourth quarter of Fiscal Year 2006 (FY06) the Company reported revenue of $477.3 million, up $47.6 million, or 11.1 percent, over FY05 fourth quarter revenue of $429.8 million.  Operating income for the quarter was $40.7 million versus operating income of $38.0 million in the year earlier quarter, an increase of 7.2 percent.  The Company’s operating margin in the quarter was 8.5 percent compared with 8.8 percent in the year earlier quarter.  Net income for the fourth quarter was $22.1 million, or $0.71 per diluted share, compared with $22.0 million, or $0.71 per diluted share, for the fourth quarter of FY05.

          Fourth Quarter Highlights:

          In addition to the revenue and earnings, major highlights and accomplishments during the fourth quarter of FY06 include:

*	Contract awards totaling over $329 million, including:

--

One of six prime contractors on the Support for Management and Resources for Technical Services (SMART) contract for the National Geospatial-Intelligence Agency with an estimated ceiling value of $200 million.  The award positions the Company to be a key participant in the modernizing of the agency’s infrastructure and support services.

--

$42 million prime contract award to continue to provide the CACI-developed Wide Area Workflow-Receipt and Acceptance application to the Defense Information Systems Agency (DISA) for the next five years. The award expands CACI’s work in providing this solution, which will aid in the transformation of DISA’s business processes.

--

The first task order, valued at $33 million, under the $19.25 billion Strategic Services Sourcing (S3) contract for the U.S. Army’s Communications-Electronics Life Cycle Management Command.  The award expands CACI’s support to the Defense Intelligence Agency.

*	Contract funding orders totaled $495 million, a 14 percent increase over the year earlier quarter.

*

Completed the merger of AlphaInsight Corporation, a provider of leading-edge IT solutions to the U.S. Government.  The company has a strong presence at the Department of State, and has approximately 360 employees, with essentially all its employees holding security clearances.

          Full Year FY06 Results

          For the full fiscal year of FY06, revenue increased 8.1 percent to $1.76 billion versus $1.62 billion of revenue for FY05.  Operating income increased to $150.3 million, 5.7 percent higher than the $142.1 million reported in FY05. The Company’s operating margin was 8.6 percent for FY06 compared with 8.8 percent for FY05.  Net income for FY06 was $84.8 million, or $2.72 per diluted share, 6.4 percent higher than net income of $79.7 million, or $2.61 per diluted share, for FY05.  Operating cash flow for FY06 was $107.1 million compared with $126.6 million in FY05.  Contract funding orders for FY06 totaled approximately $1.76 billion compared with $1.80 billion in FY05.

          FY06 Highlights

          In addition to the record revenue and earnings, major highlights and accomplishments during FY06 include:

*	Total announced contract awards for the year increased 63 percent to approximately $2.0 billion including:

--

$188 million to support the U.S. Naval Sea Systems Command Program Executive Office for Littoral and Mine Warfare.  The award expands CACI’s business with the command and significantly increases the Company’s engineering and logistics business.

--

One of two prime contractors on the $450 million Engineering, Technical and Operations Support Services (ETOSS) program for the U.S. Army’s Communications-Electronics Research, Development and Engineering Center.  A major recompeted contract, the award continues the Company’s long-term relationship of more than 18 years with this customer.

--

$107 million prime five-year contract award to support the Naval Supply Systems Command’s Automatic Identification Technology (AIT) Program office.  The award increases the size and scope of the Company’s work with this client, and expands the Company’s core engineering, logistics and systems integration areas.

--	Over $300 million in previously unannounced national security and intelligence work.

*	In addition to the above announcements, the Company was awarded one of four large company positions on the U.S. Army’s $19.25 billion ceiling S3 contract.

*

Funded backlog was $983 million, up 11 percent over the previous year’s funded backlog of $887 million; total backlog at the end of FY06 was approximately $4.6 billion, 35 percent higher than the year earlier figure of $3.4 billion.

*

Completed five acquisitions:  National Security Research, Inc., Information Systems Support, Inc., and AlphaInsight Corporation for the domestic operations, and TechComputerOffice Limited and Sophron Partners Ltd. for the United Kingdom operations.  Combined, these firms had annual revenue of approximately $250 million.

*

Named to the Fortune 1000 list of the largest companies in America, placing 921st. The Company also ranked as the eighth largest IT services company in the annual Fortune 500 listing of the top IT firms in America.

          Other Item

          During July, we divested the assets supporting the Port Engineer Services portion of the Surface Ship Maintenance Improvement Program contract. The services provided by our port engineers aboard Navy ships could have resulted in a potential conflict with services that CACI performs under one or more of its other Navy contracts.  Revenue reported for these assets in FY06 was approximately $20 million.

          CEO’s Commentary

          Commenting on the results for fiscal year 2006, Dr. J.P. (Jack) London, CACI’s Chairman, President, and CEO said, “We are very pleased to conclude our fiscal year 2006 well-positioned for accelerating our growth in fiscal year 2007.  Our record $2 billion in contract awards gives us a firm foundation going forward, and we anticipate a return to higher levels of contract funding.  In addition, as a result of the major contract awards we received, we experienced significant success in being recognized as a leader in our marketplace.”

          “We have also strengthened our operations through the five acquisitions we successfully completed and fully integrated during fiscal year 2006.  We will continue to target strategic acquisition opportunities that allow us to expand our capabilities, increase our customer coverage in our areas of strategic focus, and build our talented employee base.  Overall, our fundamentals remain strong, the health of our business is excellent, and we believe the outlook is very positive.”

          Dr. London continued, “The continuing conflicts around the world reinforce the need for CACI’s services in support of national defense, intelligence, homeland security, and the transformation of government.  The government will continue to provide necessary funding for these high-priority areas.  In the future, CACI will continue to enhance our solutions to best meet the requirements of our valued customers and increase the value we offer to our shareholders.”

          CACI Guidance

          The Company issued its guidance for its first fiscal quarter and all of Fiscal Year 2007 (FY07).  This guidance excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY07.

(In millions except for earnings per share)

	1st Quarter	Total Year

Revenue	$454 - $473	$2,000-$2,100
Diluted earnings per share	$0.57 - $0.61	$2.91-$3.15
Diluted weighted average shares	31.4	31.4

          This guidance represents our views as of August 16, 2006.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

          Conference Call Information

          The company has scheduled a conference call for 8:30 AM Eastern Time Thursday, August 17th, during which management will be making a brief presentation focusing on fourth quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the Company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 17th, and can be accessed through CACI’s homepage (www.caci.com) by clicking on the CACI Investor Info button.

          About CACI

          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness.  Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006. A member of the Russell 1000 index, CACI provides dynamic careers for approximately 10,200 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts on interest etc.)  and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding the continued independence of the Company; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company’s Securities and Exchange Commission filings.

          For investor information contact:
          David Dragics, Vice President, Investor Relations
          (703) 841-7835, ddragics@caci.com

          For other information contact:
          Jody Brown, Executive Vice President, Public Relations
          (703) 841-7801, jbrown@caci.com

Summary Financial Tables

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended

	6/30/2006	6/30/2005	6/30/2006	6/30/2005

		(As restated)		(As restated)
Revenue	$477,329	$429,778	$1,755,324	$1,623,062
Costs of revenue
Direct costs	314,192	278,281	1,134,951	1,019,474
Indirect costs and selling expenses	112,548	105,525	436,656	429,434
Depreciation and amortization	9,842	7,950	33,437	32,022

Total costs of revenue	436,582	391,756	1,605,044	1,480,930
Operating income	40,747	38,022	150,280	142,132
Interest expense, net	5,543	3,820	17,279	14,765

Income before income taxes	35,204	34,202	133,001	127,367
Income taxes	13,114	12,243	48,161	47,642

Net income	$22,090	$21,959	$84,840	$79,725

Basic earnings per share	$0.72	$0.73	$2.81	$2.69
Diluted earnings per share	$0.71	$0.71	$2.72	$2.61
Weighted average shares used in per share computations:
Basic	30,544	29,963	30,242	29,675
Diluted	31,300	30,868	31,161	30,564

Statement of Operations Margin Data

	(Unaudited)		(Unaudited)
	Quarter Ended		Twelve Months Ended

	6/30/2006	6/30/2005	6/30/2006	6/30/2005

		(As restated)		(As restated)
Operating profit margin	8.5%	8.8%	8.6%	8.8%
Net profit margin	4.6%	5.1%	4.8%	4.9%

Stock Option Expense Data

	(Unaudited)		(Unaudited)
	Quarter Ended		Twelve Months Ended

	6/30/2006	6/30/2005	6/30/2006	6/30/2005

		(As restated)		(As restated)
Stock option expense	$1,755	$2,239	$10,518	$8,932
Stock option expense, net of tax	$1,101	$1,444	$6,709	$5,591

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2006	6/30/2005

		(as restated)
ASSETS:
Current assets
Cash and cash equivalents	$24,650	$132,965
Accounts receivable, net
Billed	349,079	311,046
Unbilled	42,934	27,009

Total accounts receivable, net	392,013	338,055
Other current assets	33,166	21,910

Total current assets	449,829	492,930
Property and equipment, net	25,082	24,261
Goodwill & intangible assets, net	832,184	636,606
Other	60,995	52,842

Total assets	$1,368,090	$1,206,639

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,543	$3,641
Accounts payable	44,921	36,900
Accrued compensation & benefits	93,398	91,663
Other current liabilities	69,503	76,540

Total current liabilities	211,365	208,744
Notes payable, long-term	364,317	342,861
Supplemental retirement savings plan obligations	32,734	25,059
Other long-term liabilities	14,315	8,941
Shareholders’ equity	745,359	621,034

Total liabilities & shareholders’ equity	$1,368,090	$1,206,639

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended

	6/30/2006	6/30/2005

		(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$84,840	$79,725
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	33,437	32,022
Amortization of deferred financing costs	1,421	1,344
Stock-based compensation expense	15,496	11,207
Deferred income tax expense	1,140	(9,665)
Changes in operating assets and liabilities
Accounts receivable, net	161	5,493
Other current assets	(8,487)	(1,390)
Accounts payable and accrued expenses	(14,982)	(10,714)
Accrued compensation & benefits	(3,324)	8,293
Income taxes receivable/payable	(10,572)	4,366
Other current liabilities	7,957	5,875

Net cash provided by operating activities	107,087	126,556
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,521)	(8,793)
Purchases of businesses, net of cash acquired	(244,293)	(6,647)
Net redemptions of marketable securities	—	515
Other assets	(5,279)	(1,634)

Net cash used in investing activities	(259,093)	(16,559)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments)	21,359	(65,729)
Proceeds from employee stock transactions	7,158	7,261
Proceeds from exercise of stock options	10,422	16,351
Repurchase of common stock	(7,512)	(8,362)
Other	11,883	10,490

Net cash provided by (used in) financing activities	43,310	(39,989)
Effect of exchange rates on cash and equivalents	381	(72)

Net increase (decrease) in cash and equivalents	(108,315)	69,936
Cash and equivalents, beginning of period	132,965	63,029

Cash and equivalents, end of period	$24,650	$132,965

Revenue by Customer Type
(Unaudited)

	Quarter Ended

(dollars in thousands)	6/30/2006		6/30/2005		$ Change	% Change

Department of Defense	$347,982	72.9%	$315,353	73.3%	$32,629	10.3%
Federal Civilian Agencies	102,383	21.5%	88,391	20.6%	13,992	15.8%
Commercial	20,624	4.3%	18,892	4.4%	1,732	9.2%
State and Local Government	6,340	1.3%	7,142	1.7%	(802)	-11.2%

Total	$477,329	100.0%	$429,778	100.0%	$47,551	11.1%

	Twelve Months Ended

(dollars in thousands)	6/30/2006		6/30/2005		$ Change	% Change

Department of Defense	$1,282,582	73.1%	$1,179,259	72.7%	$103,323	8.8%
Federal Civilian Agencies	374,502	21.3%	350,886	21.6%	23,616	6.7%
Commercial	73,644	4.2%	68,140	4.2%	5,504	8.1%
State and Local Government	24,596	1.4%	24,777	1.5%	(181)	-0.7%

Total	$1,755,324	100.0%	$1,623,062	100.0%	$132,262	8.1%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

The Company has presented organic revenue growth, as presented, to reflect the effect of acquisitions on total revenue growth.  The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company’s core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter ended			Twelve months ended

(dollars in thousands)	6/30/06	6/30/05	% Change	6/30/06	6/30/05	% Change

Revenue, as reported	$477,329	$429,778	11.1%	$1,755,324	$1,623,062	8.1%
Less:
Acquired revenue	50,886	—		77,170	—

Organic revenue	$426,443	$429,778	-0.8%	$1,678,154	$1,623,062	3.4%

Revenue by Contract Type
(Unaudited)
Twelve Months Ended

(dollars in thousands)	6/30/2006		6/30/2005		$ Change	% Change

Time and materials	$899,151	51.2%	$925,074	57.0%	$(25,923)	-2.8%
Cost reimbursable	500,463	28.5%	405,801	25.0%	94,662	23.3%
Fixed price	355,710	20.3%	292,187	18.0%	63,523	21.7%

Total	$1,755,324	100.0%	$1,623,062	100.0%	$132,262	8.1%

Revenue Received as a Prime versus Subcontractor
(Unaudited)
Twelve Months Ended

(dollars in thousands)	6/30/2006		6/30/2005		$ Change	% Change

Prime	$1,449,622	82.6%	$1,371,125	84.5%	$78,497	5.7%
Subcontractor	305,702	17.4%	251,937	15.5%	53,765	21.3%

Total	$1,755,324	100.0%	$1,623,062	100.0%	$132,262	8.1%

SOURCE  CACI International Inc
          -0-                                                    08/16/2006
          /CONTACT:  Investor: David Dragics, Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com, or other information: Jody Brown, Executive Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com/
          /Web site:  http://www.caci.com /
          (CAI)